Exhibit 5.1

September 19, 2006

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

RE:	Nanogen, Inc.

Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-125975)

Ladies and Gentlemen:

We have acted as counsel to Nanogen, Inc., a Delaware corporation (the “Company”), in connection with its filing of the registration statement (Reg. No. 333-125975) on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on June 20, 2005 and with its filing of the prospectus supplement together with the prospectus contained in the Registration Statement (together, the “Prospectus”) with the SEC on the date hereof pursuant to Rule 424(b)(5) under the Act. The Registration Statement relates to the proposed offer and sale by the Company of securities of the Company from time to time, as set forth in the prospectus contained in the Registration Statement and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of $60,000,000. The Prospectus relates to the proposed issuance and sale by the Company of 833,333 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”).

In connection with this opinion letter, we have examined the Registration Statement and the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended through the date hereof (the “Certificate”), and Bylaws, as in effect on the date hereof (the “Bylaws”), of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP